EXHIBIT 3(a)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MAINE & MARITIMES CORPORATION

FIRST:   The name of the corporation is

MAINE & MARITIMES CORPORATION

Its principal location in the State of Maine is at 209 State Street, Presque Isle, Maine 04769.

SECOND:  The Clerk shall be a Maine resident, and the registered office shall be the principal office of the Company.

THIRD:  The Company shall have a Board of Directors of not less than nine (9) members nor more than eleven (11) members, as from time to time may be determined by resolution of the Stockholders or by resolution of the Directors; provided however, that such maximum number may be increased further, up to a maximum of 25, when the provisions hereof explicitly so provide, and then only to the extent provided in the applicable provision or provisions hereof.  Directors must be Stockholders of the Company.  In addition to their other powers to fill vacancies, the Board of Directors may fill any newly created directorships which they may have created.  No individual who has attained the age of seventy eight (78) years shall (1) be permitted to stand for election to the Board of Directors or (2) be selected by a majority of the remaining Directors to fill any vacancy on the Board.

The Board of Directors of the Company shall be divided into three classes:  Class I, Class II and Class III.  Such classes shall be as nearly equal in number as possible. The term of office of the initial Class I Directors shall expire at the Annual Meeting of Stockholders in 2006; the term of office of the initial Class II Directors shall expire at the Annual Meeting of Stockholders in 2005; and the term of office of the initial Class III Directors shall expire at the Annual Meeting of Stockholders in 2004; or in each case thereafter when their respective successors are elected and have qualified.  At each annual election after the initial election of Directors according to classes, the Directors chosen to succeed those whose terms then expire, shall be identified as being of the same class as the Directors they succeed and shall be elected for a term expiring at the third succeeding Annual Meeting of Stockholders or in each case thereafter when their respective successors are elected and have qualified.  If the number of Directors has changed, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as nearly equal in number as possible, but in no case shall a decrease in number of Directors shorten the term of any incumbent Director.  Vacancies occurring in the Board of Directors for any reason, including any newly created directorships resulting from an increase in the number of directors, shall be filled by the affirmative vote of a majority of the remaining Directors.  Each Director so chosen shall hold office until the expiration of the term of the Director whom he or she has been chosen to succeed, if any, or if none, until the expiration of the term of the class assigned to the newly created directorship to which he or she has been elected and until his or her successor shall be duly elected and qualified or until his or her earlier death, resignation or removal.  If Directors are elected by the holders of classes of stock other than Common Stock, (a) the entire Board of Directors shall not be so classified, but the terms of the Directors elected as Class I, Class II or Class III Directors which have not expired shall continue until such term would otherwise expire and (b) any Director elected during the period in which Directors are elected by holders of classes of stock other than Common Stock shall hold office for a term expiring at the next Annual Meeting of Stockholders. If Directors are elected by holders of classes of stock other than Common Stock and if such right to elect Directors shall terminate, the initial term of all Directors elected thereafter by holders of the Common Stock shall be established in a manner so as to reinstitute the classified Board of Directors.

At all meetings for the election of Directors, each holder of stock of any class entitled to elect Directors at such meeting shall be entitled to as many votes as shall equal the number of shares held by him, multiplied by the number of Directors to be elected by such class, and each such Stockholder may cast all of such votes for a single Director or may distribute them among the total number of Directors to be elected by such class, or among any two or more such Directors as such Stockholder may see fit.

Any Director, except Directors elected by classes of stock other than Common Stock, may be removed from office with or without cause by vote of the holders of sixty-six and two thirds percent (66 2/3%) or more of the shares of the class of stock that voted for his election (or for his predecessor in case such Director was elected by Directors) .

Special meetings of Stockholders may be called by the President, by a majority of the Board of Directors or by the holders of at least a majority of the outstanding shares of Common Stock.  Special meetings of Stockholders shall also be held when called for the purpose and in the manner provided in Article FIFTH of these Restated Articles of Incorporation.

Notwithstanding any other provisions of these Restated Articles of Incorporation or the By-laws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, these Restated Articles of Incorporation or the By-laws of the Company), the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the Common Stock of the Company then issued, outstanding and entitled to vote, shall be required to amend, repeal, or adopt any provisions inconsistent with, this Article THIRD, unless two-thirds (2/3) of the entire Board of Directors approves any such amendment, in which case, the affirmative vote of the holders of a majority of the Common Stock of the Company issued, outstanding and entitled to vote shall be required.

FOURTH:  The authorized capital stock of the corporation shall consist of 5,500,000 shares, classified as follows:

Preferred Stock - 500,000 shares of the par value of $.01 each

Common Stock - 5,000,000 shares of the par value of $7.00 each

The aggregate par value of all authorized shares (of all classes) having a par value is $35,005,000.

The total number of authorized shares (of all classes) without par value is 0 shares.

The information required by §403 concerning each such class is as follows:

Common Stock:   The powers, preferences and rights, and the qualifications, limitations or restrictions of the Common Stock of the Company are as follows:

Dividends.  Subject to the provisions of these Articles of Incorporation and any provisions contained in any resolution of the Board of Directors authorizing any series of Preferred Stock in accordance herewith, and not otherwise, such dividends as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of funds legally available for dividends.

Liquidation Rights.  In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Common Stock shall be entitled to receive, pro rata, all assets of the Company available for distribution to its stockholders after payment, or provision for payment, of the amounts to which the holders of any then outstanding stock having rights in the distribution of assets of the Company prior to those of the Common Stock are entitled.

Voting Rights.  The holders of the Common Stock shall be entitled to the exclusive right to vote for all purposes, except to the extend that the holders of any other class or series of stock may be entitled to vote by reason of any law or statute or anything contained in these Articles of Incorporation or in any resolution of the Board of Directors authorizing any series of Preferred Stock.

The Company may issue bonds, debentures or other evidences of indebtedness convertible into other bonds, debentures or other evidences of indebtedness, or into shares of Common Stock of the Company, within such period and upon such terms and conditions as shall be fixed by the Board of Directors.

Preferred Stock:   Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors.  Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by applicable law.

Any such resolution may provide as follows regarding the Preferred Stock:

Clause on rights of holders of Preferred Stock to Elect Directors.  Whenever and as often as dividends payable on any of Preferred Stock outstanding shall be in arrears in an amount equivalent to or the dividends payable for a total period of 18 months, the holders of the Preferred Stock voting separately as a class shall be entitled to elect the smallest number of directors necessary to constitute a majority of the full Board of Directors, which right may be exercised at any annual meeting and at any special meeting of Stockholders called for the purpose of electing Directors, until such time as arrears in dividends on the Preferred Stock and the current dividend thereon shall have been paid or declared and a sum sufficient for the payment thereof set apart, whereupon all voting rights given by this Clause on rights of holders of Preferred Stock to Elect Directors (this “Preferred Directors Clause”) shall be divested from the Preferred Stock (subject, however, to being at any time or from time to time similarly revived and divested).  Such directors shall be elected for a term ending at the next annual meeting.  The resolution or resolutions providing for the issue of any series of Preferred Stock may provide a formula for allocating the number of Directors to be elected by each class, in the event that there is more than one class of Preferred Stock outstanding at the time of the arrearage.

So long as holders of the Preferred Stock shall have the right to elect Directors under the terms of the foregoing Preferred Directors Clause, the holders of the Common Stock, voting separately as a class, shall, subject to the voting rights of any other class of stock, be entitled to elect the remaining Directors and the number of directors constituting a full Board shall be an odd number fixed by the Board of Directors and stated in the notice of each meeting at which a full Board of Directors is to be elected.  Such Directors shall be elected as provided in the Additional Provisions of Article SEVENTH attached as Exhibit B to these Articles of Incorporation.

Whenever, under the provisions of the foregoing Preferred Directors Clause the right of holders of the Preferred Stock, if any, to elect Directors shall accrue, the Board of Directors or the President shall, within twenty (20) days after delivery to the Company at its principal office of a request or requests to such effect signed by the holders of at least ten per cent (10%) of the outstanding shares of any class of stock entitled to vote, call a special meeting, in accordance with the Bylaws of the Company, of the holders of the class or classes of stock of the Company entitled to vote, to be held within sixty (60) days from the delivery of such request, for the purpose of electing a full Board of Directors to serve until the next annual meeting and until their respective successors shall be elected and shall qualify; provided, however, that if the annual meeting of stockholders for the election of Directors is to be held within sixty (60) days after the delivery of such request, the Board of Directors or the President need not act thereon and the election of Directors shall be held at such annual meeting.

If at the time of any such meeting there shall not exist sufficient vacancies in the Board of Directors so as to permit the holders of the Preferred Stock to elect a majority of the Directors of the Company, the holders of such stock, voting separately as a single class, shall have the exclusive right to adopt a resolution to increase the number of Directors to the smallest number as will permit the holders of the Preferred Stock to elect a majority of the full Board of Directors unless the Board of Directors shall by resolution so increase the number of Directors.  However, at the next annual meeting of holders of the Common Stock at which Directors are elected, the number of Directors shall, by a resolution adopted by the Board of Directors and without further vote of the holders of any class of stock of the Company, be reduced to the number in effect immediately prior to such increase and the holders of the Preferred Stock shall, so long as they have the right to vote for Directors as herein provided, elect the smallest number of Directors which will constitute a majority of such reduced numbers of Directors.

Whenever under the provisions of the foregoing Preferred Directors Clause all arrears in dividends on the Preferred Stock and the current dividends thereon shall have been paid or declared and set apart for payment, a special meeting of the Common Stockholders for the election of Directors shall be held.  If for twenty (20) days after the accrual of such special right of the holders of the Common Stock the Company shall fail to call such special meeting of the Common Stockholders, then such meeting of the Common Stockholders may be called by the holder or holders of at least five per cent (5%) of the Common Stock outstanding and entitled to vote at such meeting after filing with the Company notice of their intention so to do.  If at the time of any such meeting there shall not exist sufficient vacancies in the Board of Directors so as to permit the holders of the Common Stock to elect a majority of the Directors of the Company, the holders of such stock, voting separately as a single class, shall have the exclusive right to adopt a resolution to increase the number of Directors to the smallest number as will permit the holders of the Common Stock to elect a majority of the full Board of Directors unless the Board of Directors shall by resolution so increase the number of Directors.  Such directors shall be elected for a term ending at the next annual meeting.  However, at the next annual meeting of holders of the Common Stock at which Directors are elected, the number of Directors shall, by a resolution adopted by the Board of Directors and without further vote of the holders of any class of stock of the Company, be reduced to the number in effect immediately prior to the initial increase occasioned by Preferred Stock dividend arrearages and the holders of the Common Stock shall have the right to elect all said Directors.

If, during any interval between annual meetings of stockholders for the election of Directors while holders of the Preferred Stock shall be entitled to elect any Director pursuant to the foregoing Preferred Directors Clause, the number of Directors in office who have been elected by the holders of any class of Preferred Stock (voting as a class) or by the holders of the Common Stock (voting as a class), as the case may be, shall become less than the total number of Directors subject to election by holders of shares of such class, whether by reason of the resignation, death or removal of any Director or Directors, or an increase in the total number of Directors, the vacancy or vacancies shall be filled (1) by the remaining Directors or Director, if any, then in office who either were or was elected by the votes of shares of such class or succeeded to a vacancy originally filled by the votes of shares of such class or (2) if there is no such Director remaining in office, at a special meeting of holders of shares of such class called by the President of the Company to be held within sixty (60) days after there shall have been delivered to the Company at its principal office a request or requests signed by the holders of at least ten per cent (10%) of the outstanding shares of such class; provided, however, that such request need not be so acted upon if delivered less than sixty (60) days before the date fixed for the annual meeting of stockholders for the election of Directors.

Any Director elected by a class of Preferred Stock may be removed from office for cause, or without cause, by vote of the holders of the shares of the class of stock which voted for his election (or for his predecessor in case such Director was elected by Directors). A special meeting of holders of shares of any class of Preferred Stock may be called by a majority vote of the Board of Directors or by the President for the purpose of removing a Director in accordance with the provisions of the preceding sentence, and shall be called to be held within sixty (60) days after there shall have been delivered to the Company at its principal office a request or requests to such effect signed by holders of at least ten per cent (10%) of the outstanding shares of the class entitled to vote within respect to the removal of any such Director; provided, however, that such a request need not be so acted upon if delivered less than sixty (60) days before the date fixed for the annual meeting of stockholders for the election of Directors.

The holders of a majority of the shares of a class of stock entitled under the Preferred Directors Clause or subsequent paragraphs to vote for the election or removal of Directors or the filling of any vacancy however created in the Board of Directors, present in person or represented by proxy at a meeting called for the purpose of voting on any such action, shall constitute a quorum for such purpose without regard to the presence or absence at the meeting of the holders of any other class of stock not entitled under the Preferred Directors Clause or subsequent paragraphs to vote in respect thereto.  When a quorum is present, the vote of the holders of a majority of the shares of such quorum shall govern each such election, removal or filling of a vacancy in respect of which such class is entitled to vote.

Except as may be required by law, holders of Preferred Stock of any series and holders of stock of any other class shall not be entitled to receive notice of any meeting of holders of any class of stock at which they are not entitled to vote.

Subject to the voting rights expressly conferred upon the Preferred Stock or upon other classes of stock by Restated Articles of Incorporation, the holders of the Common Stock shall exclusively possess the full voting power for the election of Directors, and for all other purposes.

There is hereby authorized two series of Preferred Stock on the terms and with the provisions herein set forth:

FIFTH:   Meetings of the shareholders may be held outside of the State of Maine.

SIXTH:  There shall be no preemptive rights with respect to the stock of any class of the Company.

SEVENTH:  Other provisions of these articles are as follows:

A.            “Interested Stockholder” Provision

Paragraph 1.

(a)           In addition to any requirement of law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Section A,

(i)            any merger or consolidation of the Company or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder in each case without regard to which entity is the surviving entity; or

(ii)           any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions) (excluding any mortgage or pledge not made to avoid requirements of this Article) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Company or any Subsidiary (as hereinafter defined) having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

(iii)          the issuance or transfer by the Company or any Subsidiary (in one transaction or a series of transactions) of any securities of the Company or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv)          the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(v)           any reclassification of securities (including any reverse stock split), or recapitalization of the Company, or any merger or consolidation of the Company with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(vi)          any agreement, contract or other arrangements that provide for any or all of the actions described in paragraphs (i) through (v);

shall, except as provided in paragraph 2 below, require the approval of a majority vote of the Continuing Directors (as hereinafter defined).

(b)           The term “Business Combination” as used in this Section A of this Article SEVENTH shall mean any transaction which is referred to in any one or more of clauses (i) through (vi) of subparagraph (a) of this paragraph 1.

Paragraph 2. The provisions of paragraph 1 of this Section A of this Article SEVENTH shall not be applicable to any particular Business Combination, if all of the conditions specified in both of the following subparagraphs (a) and (b) are met:

(a)           The Business Combination shall have been approved by the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Common Stock of the Company (such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise); and

(b)           All of the following conditions have been met:

(i)            The aggregate amount of (x) cash and (y) Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by each holder of the Company’s Common Stock in such Business Combination transaction shall be at least equal to the highest amount determined under sub-clauses (aa), (bb) and (cc) below:

(aa)                            (if applicable) the highest per share price  (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any share of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder (the “Determination Date”), whichever is higher, as adjusted for any subsequent stock split, stock dividend or reclassification with respect to such stock; and

(bb)         the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher; and

(cc)         the book value per share of the Common Stock reported at the end of the fiscal quarter immediately prior to the Announcement Date or the Determination Date, whichever is higher (the “Book Value”), such book value to be determined in accordance with generally accepted accounting principles.

(ii)           The consideration to be received by holders of the Common Stock in a Business Combination shall be in cash or, if not cash, in the same form as the Interested Stockholder has paid for shares of Common Stock.  If the Interested Stockholder has paid for shares of Common Stock with varying forms of consideration, the form of the consideration shall be either cash or the form used to acquire the largest number of shares of Common Stock previously acquired by the Interested Stockholder.

(iii)          After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:  (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full dividends (whether or not cumulative) on any stock of the Company having preferential dividend rights; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Stockholder becoming an Interested Stockholder.  The approval by a majority of the Continuing Directors of any exception to the requirements set forth in clauses (a) and (b) above shall only be effective if obtained at a meeting at which a Continuing Director Quorum is present.

(iv)          After such Interested Stockholder has become an Interested Stockholder,

such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Company, whether in anticipation of or in connection with such Business Combination or otherwise.

(v)           A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to public stockholders of the Company at least 30 days prior to the consummation of such Business Combination  (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

Paragraph 3.          For the purposes of this Section A of this Article SEVENTH:

(a)           The term “person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

(b)           The term “Interested Stockholder” shall mean any person (other than the Company or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when  acting in such capacity) who or which:

(i)            is the beneficial owner (as hereinafter defined) of more than ten percent (10%) of the Common Stock; or

(ii)           is an Affiliate or Associate (as hereinafter defined) of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of ten percent  (10%) or more of the Common Stock; or

(iii)          is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

(c)           A person shall be a “beneficial owner” of any Common Stock:

(i)            which such persons or any of its Affiliates or Associates (as hereinafter defined) beneficially owns (as beneficial ownership is defined in Rule 13d-3 of the Rules and Regulations under the Securities Exchange Act of 1934 as in effect on January 1, 2003, or amendments thereto), directly or indirectly; or

(ii)                                  which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the voting pursuant to any agreement, arrangement or understanding; or

(iii)                               which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of any shares of Common Stock.

(d)                                 For purposes of determining whether a person is an Interested Stockholder pursuant to subparagraph (b) of this paragraph 3, the number of shares of Common Stock deemed to be outstanding shall include shares deemed owned through application of subparagraph (c) of this paragraph 3 but shall not include any other shares of Common Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(e)                                  The term “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on January 1, 2003, or amendments thereto.

(f)                                    The term “Subsidiary” means any entity of which a majority of any class of equity security is owned, directly or indirectly, by the Company, provided, however, that for the purposes of the definition of Interested Stockholder set forth in subparagraph (b) of this paragraph 3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Company.

(g)                                 The term “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors, provided that such recommendation or election shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

(h)           The term “Continuing Director Quorum” means the number of Continuing Directors capable of exercising the powers conferred upon them under the provisions of the Articles of Incorporation or By-laws of the Company or by law.

(i)            The term “Fair Market Value” means:  (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the American Stock Exchange, or, if such stock is not quoted on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of such stock as determined by the Board in good faith and (ii) in the case of property other than cash or stock; the fair market value of such property on the date in question as determined in good faith by a majority of Continuing Directors, provided that such determination shall only be effective if made at a meeting at which a Continuing Director Quorum is present.

(j)            In the event of any Business Combination in which the Company survives, the phrase “consideration other than cash to be received” as used in subparagraph (b)(i) and the phrase “consideration to be received” as used in subparagraph b(ii) of paragraph 2 of this Section A of this Article SEVENTH shall include the shares of Common Stock retained by the holders of such shares.

Paragraph 4. Nothing contained in this Section A of this Article SEVENTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Paragraph 5. Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Company), the affirmative vote of the holders of eighty percent (80%) or more of the Common Stock of the Company then issued, outstanding and entitled to vote, shall be required to amend or repeal, or adopt any provisions inconsistent with this Section A of this Article SEVENTH, unless a majority of the Continuing Directors approve any such amendment, in which case the affirmative vote of the holders of a majority of the Common Stock then issued, outstanding and entitled to vote shall be required.

Paragraph 6.  A majority of the Continuing Directors shall have the power to determine for the purposes of this Section A of this Article SEVENTH, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder, (b) the number of shares of Common Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets that are subject to any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Company or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more, (e) whether any mortgage or pledge is made to avoid the requirements of this Section A of this Article SEVENTH, and (f) any other matters with respect to which a determination is permitted under this Section A of this Article SEVENTH.  Any such determination made in good faith shall be binding and conclusive on all parties.

B.            Fair Price Provision

Paragraph 1

(a)                                  In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section A of this Article SEVENTH.

(i)                                     any merger or consolidation of the Company or any Subsidiary with any Person (as hereinafter defined) or

(ii)                                  any sale, lease, exchange, or other disposition (in one transaction or a series of transactions) to or with any Person of all or substantially all of the property and assets of the Company (any event which comes within the meaning of subclauses (i) or (ii) hereinafter called a “transaction”)

shall require the affirmative vote of

(a)                                  the holders of at least 80% of the then outstanding shares of Common Stock of the Company if the consideration per share to be received by the holders of the Company’s Common Stock shall be an amount less than Book Value per share of Common Stock (as defined in Section A of this Article SEVENTH, Paragraph 2(b)(i)(cc));

(b)                                 the holders of at least 75% of the then outstanding shares of Common Stock of the Company if the consideration per share to be received by the holders of the Company’s Common Stock shall be an amount equal to or higher than Book Value per share of Common Stock but less than 105% of Book Value per share of Common Stock;

(c)                                  the holders of at least 70% of the then outstanding shares of Common Stock of the

Company if the consideration per share to be received by the holders of the Company’s stock shall be an amount equal to or higher than 105% of Book Value per share of Common Stock but less than 110% of Book Value per share of Common Stock;

(d)                                 the holders of at least 65% of the then outstanding shares of Common Stock of the Company if the consideration per share to be received by the holders of the Company’s stock shall be an amount equal to or higher than 110% of Book Value per share of Common Stock but less than 115% of Book Value per share of Common Stock.

(e)                                  the holders of at least 60% of the then outstanding shares of Common Stock of the Company if the consideration per share to be received by the holders of the Company’s Common Stock shall be an amount equal to or higher than 115% of Book Value per share of Common Stock but less than 120% of Book Value per share of Common Stock; or

(f)                                    the holders of at least the majority of the then outstanding shares of Common Stock of the Company if the consideration per share to be received by the holders of the Company’s Common Stock shall be an amount equal to or higher than 120% of Book Value per share of Common Stock;

provided, however, the provisions of subclauses (a) through (f) shall not be applicable to any particular Transaction and such Transaction shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if such Transaction shall have been approved by a majority of the Continuing Directors (as defined in Section A of this Article SEVENTH at a meeting at which a Continuing Director Quorum (as defined in Section A of this Article SEVENTH) shall be present.

Paragraph 2.    For the purposes of this Section B of this Article SEVENTH, “Person” shall mean any individual, firm, corporation, partnership, limited liability company or other entity.

Paragraph 3.    Notwithstanding any other provisions of these Articles of Incorporation or the By-laws of the Company (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the By-laws of the Company), the affirmative vote of the holders of 80% or more of the Common Stock of the Company then issued, outstanding and entitled to vote, shall be required to amend or repeal, or adopt any provisions inconsistent with this Section B of this Article SEVENTH unless a majority of the Continuing Directors approve any such amendment, in which case, such affirmative vote of the holders of a majority of the Common Stock of the Company then issued, outstanding and entitled to vote shall be required.

C.                                     Provision Restricting Buy-Backs at a Premium

(a)                                  The Company shall not purchase, or agree to purchase, any shares of Common Stock of the Company from any person or other entity whom the Board of Directors believes to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock of the Company at the time the purchase is authorized by the Board, at a price exceeding one hundred and five percent (105%) of the Fair Market Value per share of the Common Stock of the Company.  This provision shall not apply, however, to (i) any purchase of shares believed by the Board to have been beneficially owned by the seller, or by the seller and any of the seller’s Affiliates consecutively, for at least the two-year period ending with the date of such purchase or agreement; (ii) any purchase of shares which has been approved by affirmative vote of the holders of a majority of the voting power of the then outstanding shares of capital stock of the Company entitled to vote generally in the election of directors (the “Voting Stock”) excluding Voting Stock owned by the Seller; or (iii) any purchase pursuant to a tender or exchange offer to all holders of Common Stock on the same terms.

(b)                                 As used in this Section C of this Article SEVENTH the terms “Affiliate”, “beneficial owner” and “Fair Market Value” shall have the respective meanings associated to such terms in Section A of this Article SEVENTH of these Articles of Incorporation.

(c)                                  Notwithstanding any other provision of these Articles of Incorporation or the By-laws of the Company (and notwithstanding the fact that a lesser amount may be specified by law, these Articles of Incorporation or the By-laws of the Company), the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) or more of the Common Stock of the Company then issued, outstanding and entitled to vote, shall be required to amend, repeal, or adopt any provisions inconsistent with, this Section C of this Article SEVENTH, unless two-thirds (2/3) of the entire Board of Directors approves such amendments, in which case the affirmative vote of the holders of a majority of the Common Stock of the Company then issued, outstanding and entitled to vote shall be required.

EXHIBIT A

TO

ARTICLES OF AMENDMENT

OF MAINE & MARITIMES CORPORATION

1.     Section 5(a) of the terms for the Series A-2 Preferred Stock outlined in Article FOURTH of the Amended and Restated Articles of Incorporation of Maine & Maritimes Corporation is hereby amended to read in its entirety as follows:

5.             Conversion

(a)           Conversion Rights

Except to the extent that the Company shall have exercised its rights as to redemption as provided in Section 6 below, the Series A-2 Preferred Stock shall be converted on April 15, 2007 (the “Conversion Date”), into the number of shares of the Company’s Common Stock equal to the quotient obtained by dividing (i) $650,000 (USD) by (ii) $25.00 per share equaling Twenty-Six Thousand (26,000) shares.

Articles of Amendment effective March 20, 2007.